BRF S.A.
Publicly Held Company
CNPJ Nº 01.838.723/0001-27
NIRE 42.300.034.240
CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 22, 2017

1.            Date, Time and Place: Held on June 22, 2017, at 18:00 hours, in the office of BRF S.A. (“Company”) located at Avenida Engenheiro Billings, N° 1.729, Building 11, in São Paulo city, São Paulo state.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack

3.            Summons and Presence: The meeting was duly called and held, in the presence of all members of the Board of Directors, within the terms of article 21, paragraph 5 of the Company Bylaws: Messieurs Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Ms. Flávia Buarque de Almeida, Messieurs Carlos da Costa Parcias Jr., Walter Malieni Jr. and José Aurélio Drummond Jr.

4.            Agenda: Proposal to make Alterations to the Regulation of the Novo Mercado Listing.

5.            Resolutions: In line with the recommendation of the Finance, Governance and Sustainability Committee, the members of the Board of Directors, approved, unanimously and without reservation, the proposed alterations of the Base Regulation of Listing on the Novo Mercado as well as the combination of specific rules put forward by the BM&FBovespa BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (B3).

The present resolution was taken based on the materials presented to the Board of Directors which were filed at the Company´s head office.

The Company Directors are hereby authorized to carry out all and any acts and sign all and any documents needed for the implementation of the resolutions now approved.

6.            Approval and Signing of the Minutes: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up and, having been read and found correct, were signed by all those present. Signatures: Presiding Board: Abilio dos Santos Diniz - Chairman; Mrs. Larissa Brack –

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BRF S.A.
Publicly Held Company
CNPJ Nº 01.838.723/0001-27
NIRE 42.300.034.240
CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 22, 2017

Secretary. Members: Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Flávia Buarque de Almeida, Carlos da Costa Parcias Jr., Walter Malieni Jr. e José Aurélio Drummond Jr.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 5, pages 148 and 149 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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